Exhibit 10.2
EVINE LIVE INC.

Restricted Stock Award Agreement
Under the 2011 Omnibus Incentive Plan

EVINE Live Inc. (the “Company”), pursuant to its 2011 Omnibus Incentive Plan (the “Plan”), hereby grants to you, the Grantee named below, the number of shares of the Company’s common stock set forth in the table below (the “Restricted Shares”). This Award of Restricted Shares (“Restricted Stock Award”) shall be subject to the terms and conditions set forth in this Agreement, consisting of this cover page and the Restricted Stock Terms and Conditions on the following pages, and in the attached Plan document. Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Grantee:
No. of Shares Granted:	Grant Date:
Vesting Schedule:
Dates
<Grant Date>
Date Average Closing Price equals or exceeds $____ following <First Anniversary of Grant Date>, as further explained below*
Date Average Closing Price equals or exceeds $____ following <Second Anniversary of Grant Date>, as further explained below *

Number of Shares as to Which the Award Vests [____] [____] [____]

*The restricted stock grant shall vest ________ upon the Effective Date, ________ when the per-share closing price of the Company’s common stock reaches or exceeds an average trading price of $__ for twenty consecutive trading days and Executive has been continuously employed for at least one year from the Effective Date, and the remaining shares when the per-share closing price of the Company’s stock reaches or exceeds an average trading price of $__ for twenty consecutive trading days and Executive has been continuously employed for at least two years after the Effective Date.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Award.

GRANTEE:    EVINE LIVE INC.

By:________________________________
Title:_______________________________

EVINE Live Inc.
2011 Omnibus Incentive Plan
Restricted Stock Award Agreement

Restricted Stock Terms and Conditions

1.
Award of Restricted Stock. The Company hereby confirms the grant to you, as of the Grant Date, of the number of Restricted Shares identified on the cover page of this Agreement, subject to the restrictions and other terms and conditions set forth herein and in the Plan.

2.
Delivery of Restricted Shares. As soon as practicable after the Grant Date, the Company will issue one or more certificates for, or cause its transfer agent to maintain a book entry account reflecting the issuance of, the Restricted Shares in your name. The Secretary of the Company, or the Company's transfer agent, will hold the certificates for the Restricted Shares, or cause such Restricted Shares to be maintained as restricted shares in a book entry account, until the Restricted Shares either vest as provided in Section 4 or are forfeited as provided in Section 6. Any certificate(s) issued for Restricted Shares will bear an appropriate legend referring to the restricted nature of the Restricted Shares evidenced thereby, and any book entry accounts that reflect the issuance of such Restricted Shares will be accompanied by a comparable notation regarding applicable restrictions. Your right to receive this Restricted Stock Award is conditioned upon your execution and delivery to the Company of all stock powers or other instruments of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Shares if such Restricted Shares are forfeited in whole or in part.

3.    Applicable Restrictions.

(a)    Beginning on the Grant Date, you shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Shares except as follows (the “Restrictions”):

(i)	dividends and other distributions declared and paid with respect to the Restricted Shares before they vest shall be subject to Paragraph 3(c);

(ii)
none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of before they vest other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan; and

(iii)	all or a portion of the Restricted Shares may be forfeited in accordance with Section 6.

(b)    Any attempt to dispose of Restricted Shares in a manner contrary to the Restrictions shall be void and of no effect.

(c)    If the Company declares and pays a dividend or other distribution on its common stock, the Company shall retain custody of all such dividends and distributions made or declared with respect to any unvested Restricted Shares. The Company shall not be required to segregate any such retained dividends or distributions. At the time Restricted Shares vest, the Company shall pay to you (without interest) the portion of such retained dividends and distributions that relate to the Restricted Shares that vest.

4.
Vesting Schedule. The Restrictions will lapse and the Restricted Shares will vest and become non-forfeitable, in the amounts and on the dates specified in the Vesting Schedule on the cover page to this Agreement, so long as your Service to the Company and its Affiliates has not previously ended. The vesting of the Restricted Shares may be accelerated under the circumstances described in Section 12 of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan, except as otherwise provided for in the Employment Agreement.

5.
Release of Unrestricted Shares. Upon the vesting of Restricted Shares and the corresponding lapse of the Restrictions, and after the Company has determined that all conditions to the release of unrestricted Shares, including Section 8 of this Agreement, have been satisfied, it shall release to you the unrestricted Shares, as evidenced by issuance of a stock certificate without restrictive legend, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent.

6.
Termination of Service. If your Service to the Company and its Affiliates is terminated before all of the Restricted Shares have vested, you will immediately forfeit all unvested Restricted Shares, which shall be returned to the Company, except as otherwise provided for in the Employment Agreement.

7.
83(b) Election. You may make and file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares hereunder, electing to include in your gross income as of the Grant Date the Fair Market Value of the Restricted Shares as of the Grant Date. You shall promptly provide a copy of such election to the Company. If you make and file such an election, you shall make such arrangements in accordance with Section 8 as are satisfactory to the Committee to provide for the timely payment of all applicable withholding taxes.

8.
Withholding Taxes. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy any federal, state, local or foreign withholding taxes that may be due as a result of the receipt or vesting of Restricted Shares, and the Company may defer the release to you of any and all unrestricted Shares until you have made arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the unrestricted Shares that would otherwise be released to you, you must make such a request which shall be subject to approval by the Company.

9.
Governing Plan Document. This Agreement and the Restricted Stock Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

12.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

13.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14.
Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

15.
Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 6740 Shady Oak Road, Eden Prairie, MN 55344, fax 952-943-6111, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company's records as your most recent mailing address.

By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.